Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. (333-117544, 333-137992, 333-144719, 333-152461, and 333-186704 on Form S-3 and 333-108332, 333-142262, 333-196413, 333-160832, and 333-197773 on Form S-8) of our report dated March 2, 2015, relating to the statement of financial condition of G.X. Clarke & Co. as of December 31, 2014 and the related statements of income, cash flows, changes in partners’ equity, and changes in liabilities subordinated to claims of general creditors  and supplemental schedules for the year ended December 31, 2014 appearing in Amendment No. 2 to Current Report on Form 8-K, filed on March 16, 2015.
We are aware that our review report dated March 2, 2015 on the Exemption Report of G.X. Clarke & Co. for the period June 1, 2014 to December 31, 2014 is incorporated by reference in Registration Statement Nos. listed above.
We also are aware that the aforementioned review report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York
May 21, 2015